Exhibit 2.2

Articles of Incorporation of

Fairbanks Financial, Inc.

IN THE OFFICE OF THE

SECRETARY OF STATE OF THE

STATE OF NEVADA

ARTICLES OF INCORPORATION

JUL 15 1998	OF
NO. C-16745-98	FAIRBANKS FINANCIAL. INC,

Dean Heller

Secretary of State the name of this corporation shall be:

FAIRBANKS FINANCIAL, INC,

SECOND:	Its registered office in the State of Nevada is to be located at: 1400 Colorado Street, Boulder City, Nevada 89005, and its registered agent at such address is SAMUEL WIERDLOW.
THIRD:	The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Nevada.
FOUTH:	The total number of shares of stock which this corporation is authorized to issue is: Twenty-five million (25,000,000) with a oar value of $ .001 per share.

FIFTH:                The first Board of Directors .shall consist of one member

Sharilyn Gallison

President

135 S. Sierra Avenue, Suite 10

Solana Beach, CA 92075

SIXTH:	The name and address of the incorporator signing these articles of incorporation is:.

Stan Medley, 120 S. San-Fernando Rd. #418, Burbank, CA 91502

IN WITNESS THEREOF, the undersigned, being the incorporator herein before famed, has executed, signed and acknowledged this Certificate of Incorporation this 9th day of July 1998.

Subscribed and sworn to before me this 9 day of July  1998.

/

/s/
Notary Public

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

SAMUEL WIERDLOW hereby accepts as registered agent

for the above named corporation

Dated	July 9, 1998	/S/
Samuel Wierdlow